Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

Dated as of April 18, 2013

among

PARKER DRILLING COMPANY,

as the Borrower,

GOLDMAN SACHS BANK USA,

as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent,

GOLDMAN SACHS BANK USA,

as Administrative Agent

and

The Other Lenders Party Hereto

-i-

-ii-

-iii-

-iv-

SCHEDULES

2.01	Commitments and Initial Applicable Percentages
5.04	Litigation
5.05	Material Dispositions
5.14	Subsidiaries; Other Equity Investments
5.16	Environmental Matters
5.21	Sanctions
5.22	USA PATRIOT Act; FCPA; UK Bribery Act
7.01(f)	Existing Liens
7.03(d)	Existing Indebtedness
7.05(j)	Permitted Dispositions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F-1	Form of Opinion – Counsel to Loan Parties
F-2	Form of Opinion – Deputy General Counsel to Loan Parties

-v-

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 18, 2013, among PARKER DRILLING COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and GOLDMAN SACHS BANK USA, as Administrative Agent, Syndication Agent, Sole Lead Arranger and Sole Lead Bookrunner.

PRELIMINARY STATEMENTS

WHEREAS, the Lenders have agreed to provide a term loan facility to the Borrower in an aggregate principal amount of $125,000,000, the proceeds of which will be used by the Borrower, PD International Holdings C.V., a company organized under the laws of the Netherlands (the “International Purchaser”), and Parker Drilling Offshore Corporation, a Nevada corporation (the “US Purchaser”, and together with the International Purchaser, the “Purchasers”), to acquire (i) on the Closing Date (a) all of the issued and outstanding Equity Interests of certain Subsidiaries (together with the Equity Interests of certain Subsidiaries acquired pursuant to the Post-Completion Acquisitions (as defined below), the “Target Subsidiaries”) of ITS Tubular Services (Holdings) Limited, a company organized under the laws of Scotland (“Target Holdco”), and (b) certain other assets of Target Holdco and its Subsidiaries (the “Purchased Assets”), in each case as further decribed in the Sale and Purchase Agreement dated on or about the date hereof (the “Purchase Agreement”), by and among Target Holdco, as seller and acting by the Administrators (as defined below), the Administrators, ITS Holdings, Inc., a Texas corporation (“US Holdco”), the Purchasers, and the Borrower, as guarantor of the obligations of the Purchasers thereunder (such transactions described in this clause (i), collectively, the “Acquisition”), and (ii) after the Closing Date but on or before the Long Stop Date, the Egyptian Shares, the India Preference Shares, the Cayman Shares, the Saudi Shares and the Kazakh Assets (each such term as defined in the Purchase Agreement) (collectively, the “Deferred Assets”), as further described in, and subject to the terms of, the Purchase Agreement (such transactions described in this clause (ii), collectively, the “Post-Completion Acquisitions”);

WHEREAS, the Subsidiary Guarantors have agreed to guarantee the obligations of the Borrower hereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2012 Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 14, 2012, among the Borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, and certain other parties thereto, together with all “Loan Documents” (as such term is defined therein) entered into in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.07, or other similar instrument or instruments then governing (or entered into in connection with) any Refinancing Debt incurred with respect to the 2012 Credit Agreement or any Refinancing Debt with respect thereto, respectively.

“Acquisition” has the meaning specified therefor in the recitals.

“Acquisition Closing Date” means the date on which each of the conditions precedent to the effectiveness of the Purchase Agreement and the Acquisition have been duly satisfied or, with the consent of the Administrative Agent and Arranger (such consent not to be unreasonably withheld or delayed), waived.

“Acquisition Documents” means (a) the Purchase Agreement, (b) the Deed of Release, (c) the Transitional Services Agreement (as defined in the Purchase Agreement), (d) the Intra-Group Sale Agreement, (e) Pakistan Transfer Agreement (as defined in the Purchase Agreement), (f) the Iran Transfer Documents (as defined in the Purchase Agreement), (g) the Iran Asset Transfer Agreement (as defined in the Purchase Agreement), (h) the Sudan Novation Agreement (as defined in the Purchase Agreement) and (i) the Sudan Release Letter (as defined in the Purchase Agreement), in each case of the foregoing clauses (a) through (i), together with any exhibits, schedules, annexes and other attachments thereto.

“Acquisition-Related Documents” means (a) the Escrow Agreement, (b) the Performance Bond Guarantee (as defined in the Purchase Agreement), (c) transfers in respect of all of the Equity Interests of ITS Ltd., duly executed by Target Holdco in favor of the International Purchaser, (d) transfers in respect of all of the Equity Interests of ITS Rental and Sales Inc., a Texas corporation, duly executed by US Holdco in favor of the US Purchaser, (e) transfers in respect of International Tubular Services de Mexico S. de R.L. de C.V., a company organized under the laws of Mexico, and Servicios de Personal ITS, S. de R.L. de C.V., a company organized under the laws of Mexico, in each case duly executed by US Holdco in favor of the International Purchaser, (f) Target Holdco’s board minutes regarding the appointment of the Administrators and (g) any material agreements, instruments or other documents executed in connection with any of the Acquisition Documents, in each case of the foregoing clauses (a) through (g), together with any exhibits, schedules, annexes and other attachments thereto.

“Administrative Agent” means Goldman Sachs Bank USA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form provided by the Administrative Agent.

“Administrators” has the meaning specifed therefor in the Purchase Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Applicable Asset Sale Percentage” means, as of any date of determination, a fraction expressed as a percentage, the numerator of which shall be the aggregate principal amount of the Loans outstanding hereunder, and the denominator of which shall be the sum of (i) the aggregate principal amount of the Loans outstanding hereunder, (ii) the aggregate principal amount of Indebtedness outstanding under the Senior Notes Indenture and the Senior Notes, and (iii) the aggregate principal amount of all other permitted Indebtedness of the Borrower that is pari passu with the Indebtedness described in the foregoing clauses (i) and (ii) and which contains provisions similar to those set forth in this Agreement with respect to required prepayments of, or offers to purchase or redeem, any such Indebtedness from asset sale proceeds.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) at any time prior to the making of the Loans, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a rate equal to (a) for the period from the Closing Date to the Initial Step-Up Date, 6.50% per annum, (b) for the period from the Initial Step-Up Date to April 15, 2014, 7.50% per annum and (c) from April 15, 2014 and all times thereafter, 8.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Goldman Sachs Bank USA, in its capacity as sole lead arranger and sole lead bookrunner.

“Asset Sale” means (i) the Disposition of any assets or rights including by means of a merger, consolidation or similar transaction (excluding any such Disposition by means of a merger, consolidation or similar transaction solely among the Borrower and its Subsidiaries permitted under Section 7.04 hereof); provided that the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole will be governed by the “Change of Control” provisions of Section 8.01(k) and/or Section 7.04 hereof and not by Section 2.05(b)(i) hereof, and (ii) the issuance of Equity Interests in any of the Borrower’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares). Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million; (ii) a transfer of assets between or among the Borrower and its Subsidiaries; (iii) an issuance of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary; (iv) the sale or lease of equipment, inventory, accounts receivable, services or other assets in the ordinary course of business or the sale of inventory to any joint venture, in which the Borrower owns directly or indirectly at least 50% of the Equity Interests, for resale by such joint venture to its customers in the ordinary course of business of its business, (v) the sale or other Disposition of cash or Cash Equivalents; (vi) a Restricted Payment that is permitted by Section 7.06 hereof; (vii) Dispositions in connection with Liens permitted under Section 7.01 hereof; (viii) the sale of a rig built by the Borrower or any of its Subsidiaries for the purpose of sale to a customer where the sale proceeds are recorded in the Borrower’s consolidated financial statements as operating income in accordance with generally accepted accounting principles in the United States; (ix) sales of damaged, worn-out or obsolete equipment or assets that, in the Borrower’s reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Borrower or its Subsidiaries, (x) any trade or exchange by the Borrower or any Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the fair market value of the drilling rig or rigs traded or exchanged by the Borrower or such Subsidiary (including any cash or Cash Equivalents to be delivered by the Borrower or such Subsidiary) is reasonably equivalent to the fair market value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Borrower or such Subsidiary, and (B) such exchange is approved by a majority of the disinterested members of the Board of Directors of the Borrower; and (xi) any transfer by the Borrower or any Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended on December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01(a) on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits, Euro time deposits or overnight bank deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and

(h) shares of the Columbia Cash Reserves fund for which an affiliate of Bank of America, N.A. provides investment advisory services.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Borrower or any of its Material Subsidiaries in which the fair market value of the loss of such Property shall be in excess of $10,000,000 (or its equivalent in other currencies).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “Change of Control”, or like event, as defined in any of the Indentures or the 2012 Credit Agreement, shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.

“Committed Loan Notice” means a notice of the Borrowing, which shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) other extraordinary, unusual or non-recurring expenses or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), to the extent such additions are found to be acceptable by the Administrative Agent, acting reasonably, and (vi) other non-cash charges and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), to the extent such deductions are found to be acceptable by the Administrative Agent, acting reasonably, (iii) any other non-cash income, all as determined on a consolidated basis and (iv) the amount of any cash expenditures during such period in respect of items that were added as non-cash charges in determining Consolidated EBITDA for a prior period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of total interest expense (including that attributable under Capitalized Leases) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower or its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt as of such date to

(b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the consolidated net income (or loss) of the Borrower and its Subsidiaries for that period; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as of such date (other than Indebtedness of the type described in clause (f) of the definition of “Indebtedness”), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debt” means any convertible subordinated debentures or notes created, issued or assumed by the Borrower which have all of the following characteristics:

(a) an initial final maturity or due date in respect of repayment of principal extending beyond the Maturity Date under this Agreement in effect at the time such debentures or notes are created, issued or assumed;

(b) no scheduled or mandatory payment or repurchase of principal thereunder (other than acceleration following any event of default in regard thereto or payment which can be satisfied by the delivery of shares as contemplated in paragraph (f) of this definition and other than on a change of control of the Borrower where a Change of Control also occurs under this Agreement) prior to the Maturity Date under this Agreement in effect at the time such debentures or notes are created, issued or assumed;

(c) upon and during the continuance of a Default, an Event of Default or acceleration of the time for repayment of any Obligations which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to the Obligations and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d) such debentures or notes shall be unsecured and shall provide that upon distribution of the assets of the Borrower on any dissolution, winding up, total liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such person, or otherwise), all Obligations shall first be paid in full in cash, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e) the occurrence of a Default or Event of Default under this Agreement or the acceleration of the time for repayment of any of the Obligations or enforcement of the rights and remedies of the Administrative Agent and the Lenders hereunder or under any other Loan Document shall not in and of themselves:

(i) cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or the indenture governing the same; or

(ii) cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof; and

(f) payments of interest or principal due and payable under such debentures or notes can be satisfied, at the option of the Borrower, by delivering shares of the Borrower (or cash in lieu of fractional shares) in accordance with the indenture or agreement governing such debentures or notes (whether such shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Release” has the meaning specified therefor in the Purchase Agreement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Applicable Rate, plus (ii) 2% per annum.

“Deferred Assets” has the meaning specified therefor in the recitals.

“Derivatives Counterparty” has the meaning specified in Section 7.06.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interests, in whole or in part, in each case, on or prior to the date that is 91 days after the date (a) which is the Maturity Date or (b) on which there are no Obligations outstanding; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such

Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to obtaining any waiver or amendment to this Agreement required to permit such repurchase or redemption.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means that certain Senior Unsecured Term Loan Facility Engagement Letter, dated April 18, 2013, between the Borrower and Goldman Sachs Bank USA.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Account” has the meaning specified therefor in the Purchase Agreement.

“Escrow Agreement” means that certain escrow agreement among Target Holdco, the Administrators, the International Purchaser and The Law Debenture Trust Corporation p.l.c. providing the terms of operation of the Escrow Account established for the purpose of holding the Escrow Sum.

“Escrow Sum” means the sum of $24,000,000 to be paid in the Escrow Account pursuant to the Purchase Agreement, or such principal sum as shall remain in the Escrow Account from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiaries” means: (a) Parker Drilling Investment Company, an Oklahoma corporation, (b) PKD Sales Corporation, an Oklahoma corporation, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary owned by any Foreign Subsidiary, (e) any Domestic Subsidiary designated by the Borrower by written notice to the Administrative Agent as an “Excluded Subsidiary” and certified by a Responsible Officer of the Borrower to the Administrative Agent that (i) such Domestic Subsidiary has no material assets other than Equity Interests of one or more other Excluded Subsidiaries or (ii) substantially all of such Domestic Subsidiary’s revenues for the fiscal year most recently ended were generated (or, in the case of a newly-formed or acquired Subsidiary, are intended by the Borrower to be generated in the current fiscal year) from assets, including rigs and equipment, located outside of the United

States (including located outside the territorial waters of the United States) and/or contracts performed primarily outside of the United States (including performed outside of the territorial waters of the United States); provided, that a Subsidiary shall cease to be an Excluded Subsidiary if (and for so long as) either (x) it provides a guaranty of the obligations under any Indenture or the 2012 Credit Agreement, (y) ceases to satisfy the requirements set forth in clause (e)(i) or (ii) above, or (z) in the case of each of Parker Drilling Investment Company and PKD Sales Corporation, it ceases to be an “Unrestricted Subsidiary” under the Indentures.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), or has so complied but is otherwise subject to backup withholding, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) any Taxes imposed by FATCA.

“Existing Target Indebtedness” means the outstanding Indebtedness and other obligations of Target Holdco and certain of its Subsidiaries which are secured by the “Charges” (as defined in the Purchase Agreement).

“Facility” means (a) at any time prior to the making of the Loans, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or could give rise to liability under, any Environmental Law.

“High Strikes Agreements” has the meaning specified in Schedule 5.14.

“Immaterial Subsidiary” means any Subsidiary designated by the Borrower, by written notice to the Administrative Agent, as an “Immaterial Subsidiary”; provided, that (a) no Subsidiary may be so designated unless such Subsidiary (i) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $5,000,000 and (ii) had net income not exceeding $1,000,000 for such fiscal year and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any subsequent fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clause (a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business, and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet or such Person in accordance with GAAP and if not paid after becoming due and payable);

(c) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(f) the maximum amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities;

(g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value (other than through the issuance of common stock of such Person) any Equity Interest in such Person or any other Person, other than any such obligations the payment of which would be permitted by Section 7.06(c) or (d); provided that such obligations to acquire Equity Interests after 91 days after the Maturity Date shall not be Indebtedness for purposes of this clause (g);

(h) all Guarantees of such Person in respect of any of the foregoing;

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person (other than a Lien of the type described in Section 7.01(t)), whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, if such Indebtedness is limited in recourse solely to such Property, then the amount of such Indebtedness for purposes of this Agreement will not exceed the fair market value of such Property; and

(j) for purposes of Section 8.01(e) only, net obligations of such Person under any Swap Contract.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, or as to which the proceeds of Refinancing Debt have been deposited in a designated account in compliance with the definition thereof.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indentures” means the Senior Notes Indenture, the indenture or other similar instrument then governing any Refinancing Debt incurred with respect to the Senior Notes or any Refinancing Debt with respect thereto, respectively.

“Information” has the meaning specified in Section 10.07.

“Initial Projections” has the meaning specified in Section 4.01(a)(x).

“Initial Step-Up Date” means June 30, 2013; provided that if the Secured Term Loan Marketing Materials have not been provided on or prior to May 9, 2013, then the Initial Step-Up Date shall be May 9, 2013.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“International Purchaser” has the meaning specifed therefor in the recitals.

“Intra-Group Sale Agreement” has the meaning specified therefor in the Purchase Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including by way of Guarantee or otherwise), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“IRS” means the United States Internal Revenue Service.

“ITS Ltd.” means International Tubular Services Limited, a company organized under the laws of Scotland.

“Knowledge” means, with respect to the representations and warranties in Article V hereof, the actual knowledge of any of the following officers of the Borrower: Robert L. Parker Jr., Executive Chairman; Gary G. Rich, President and Chief Executive Officer; W. Kirk Brassfield, Senior Vice President and Chief Financial Officer; David. W. Tucker, Treasurer; Jon-Al Duplantier, Senior Vice President and General Counsel; Bob Truhlar, Director of Corporate Development; Ed Menger, Associate General Counsel; Dan Chapman, Chief Compliance Officer; with respect to the representations and warranties in Section 5.12 only, Laura Ramey, Vice President of Human Resources; and, with respect to the representations and warranties in Section 5.16 only, Paula McLemore, Global Director, QA/HSE.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, and the Engagement Letter.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Long Stop Date” means the date that is nine months from the execution date of the Purchase Agreement.

“Make-Whole Amount” means, on the date of the applicable prepayment, an amount in cash equal to the sum of (a) an amount equal to the product of (i) (A) 100% plus (B) 50% of the Applicable Rate in effect on such date, expressed as a percentage, times (ii) the principal amount of the Loans repaid, plus (b) an amount (not less than zero) equal to the present value (as determined by the Borrower in a manner reasonably acceptable to the Administrative Agent and certified by the chief financial officer, treasurer or controller of the Borrower to the Administrative Agent) of the sum of all interest payments (excluding accrued interest) that would have otherwise been payable at the Applicable Rate under this Agreement from the date of the relevant prepayment of the Loans through and including April 1, 2016 with respect to the Loans that are being so repaid, discounted to the date of prepayment on a quarterly basis (assuming a 365/366-day year and actual days elapsed) at a rate per annum equal to the Treasury Rate as of the date of prepayment plus fifty (50) basis points. For purposes hereof, “Treasury Rate” means, as of any prepayment date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to April 1, 2016; provided, however, that if the period from the prepayment date to April 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to April 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have (a) a material adverse effect upon the business, assets, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.

“Material Subsidiary” means each Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means April 18, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of such Asset Sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Cash Proceeds” means, in connection with (a) any capital contribution to, or the issuance of any Equity Interests of, the Borrower (other than pursuant to any employee stock or stock option compensation plan) or (b) any issuance or sale of debt securities or instruments or the incurrence of loans, in each case, the cash proceeds received from such capital contribution, issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Loss Proceeds” means, in connection with any Casualty Event, all insurance proceeds or other amounts actually received, less any deductibles applied or to be paid and any costs and expenses incurred in the collection thereof.

“Non-Consenting Lender” has the meaning set forth in Section 10.01.

“Non-Recourse Debt” means Indebtedness and other obligations of the Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, repair, replacement, installation, or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary with respect to which:

(a) the holders of such Indebtedness and other obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles) and other obligations, and neither the Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness; and

(b) no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Borrower or such Subsidiary equal to or in excess of the Threshold Amount to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or scheduled maturity.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means the lines of business conducted by the Borrower and its Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.

“Permitted Reinvestment Amount” means (a) prior to April 15, 2014, $30,000,000 from the Closing Date through the applicable date of determination, and (b) thereafter, $50,000,000 from the Closing Date through the applicable date of determination.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Completion Acquisitions” has the meaning specifed therefor in the recitals.

“Project Finance Subsidiary” means a Subsidiary that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

“Project Financing” means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under Section 7.01(g) and (c) constitute Non-Recourse Debt (other than recourse to the assets of, and Equity Interests in, such Project Finance Subsidiary).

“Projections” has the meaning specified in Section 6.02(c) and includes the Initial Projections.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” has the meaning specified therefor in the recitals.

“Purchased Assets” has the meaning specifed therefor in the recitals.

“Purchasers” has the meaning specified therefor in the recitals.

“Quail Tools” means Quail Tools, L.P., an Oklahoma limited partnership.

“Refinanced Indebtedness” has the meaning specified in Section 7.03(g).

“Refinancing Debt” has the meaning specified in Section 7.03(g).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers (in their respective capacities as such), employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Remaining Asset Sale Proceeds” means the aggregate amount of Net Asset Sale Proceeds retained by the Borrower or any of its Subsidiaries after deducting therefrom (i) the Applicable Asset Sale Percentage of such proceeds used to prepay the Loans pursuant to Section 2.05(b)(i) hereof and (ii) the aggregate amount of such proceeds used to prepay, purchase or redeem any Indebtedness of the Borrower to other Senior Lenders pursuant to provisions requiring the mandatory prepayment of, or offers to purchase or redeem, such Indebtedness from such proceeds.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount of all Loans.

“Requirement of Law” means as to any Person, the Organization Documents of such Person, and any Law or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or controller of a Loan Party, but in any event, with respect to financial matters, the chief financial officer of such Loan Party and, in the case of Compliance Certificates, the chief financial officer, controller or the treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 7.06.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organisation or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Term Loan Arranger” means Goldman Sachs Bank USA.

“Secured Term Loan Marketing Materials” means the “Confidential Information Memorandum” and the “Lender Presentation” as defined in that certain Senior Secured Term Loan Facility Engagement Letter dated April 18, 2013, between the Borrower and the Secured Term Loan Arranger, which shall be delivered to the Secured Term Loan Arranger together with confirmation in writing that the relevant Subsidiaries of the Borrower are prepared to make the representations and warranties referred to in the last sentence of the first paragraph of Section 2 of such letter agreement.

“Senior Lenders” means the holders of any Indebtedness of the Borrower which ranks pari passu to the Obligations hereunder or the Indebtedness under the Senior Notes Indenture and the Senior Notes, and which contains provisions similar to those set forth in this Agreement with respect to mandatory prepayments of, or mandatory offers to purchase or redeem, such Indebtedness from asset sale proceeds.

“Senior Notes” means the $425,000,000 aggregate principal amount of senior unsecured notes of the Borrower issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, dated as of March 22, 2010, in respect of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.07.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Indebtedness of the Borrower or any Subsidiary which meets all the requirements of the definition of “Convertible Debt” other than clause (f) of the definition thereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body

(other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, (a) each Material Subsidiary of the Borrower other than any Excluded Subsidiary or Project Finance Subsidiary (unless such Subsidiary becomes a Subsidiary Guarantor pursuant to Section 7.06(j)), (b) Quail USA, LLC, (c) Anachoreta, Inc. and (d) Parker-VSE, LLC.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.09.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Goldman Sachs Bank USA, in its capacity as syndication agent hereunder, or any successor syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Holdco” has the meaning specified therefor in the recitals.

“Target Subsidiaries” has the meaning specified therefor in the recitals.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“US Holdco” has the meaning specifed therefor in the recitals.

“US Purchaser” has the meaning specified therefor in the recitals.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND LOANS

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each, a “Loan” and collectively, the “Loans”) to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment. The Borrower may make only one borrowing of Loans which shall consist of Loans made simultaneously by the Lenders on the Closing Date in accordance with their respective Applicable Percentage. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowing Mechanics. (a) To request the Borrowing, the Borrower shall deliver irrevocable notice thereof to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and duly executed by a Responsible Officer of the Borrower, which shall be received by the Administrative Agent not later than the Closing Date. The Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower at the Administrative Agent’s Office with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Section 2.03 [Intentionally Omitted.]

Section 2.04 [Intentionally Omitted.]

Section 2.05 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. at least one Business Day prior to the date of prepayment and (ii) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount of the Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.05(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.05(c) below. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied to the Loans on a pro rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory.

(i) Asset Sales. No later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds of any Asset Sale (other than the proceeds of any Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole, which are governed by the “Change of Control” provisions of Section 8.01(k) and/or Section 7.04 hereof), the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to the Applicable Asset Sale Percentage of such Net Asset Sale Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, no such prepayment shall be required upon the receipt of any Net Asset Sale Proceeds equal to or less than the Permitted Reinvestment Amount if, within 365 days after the receipt thereof, the Borrower (at its option and either directly or through one or more of its Subsidiaries) applies such Net Sale Asset Proceeds to (1) acquire all or substantially all of the assets of, or a majority of the voting Equity Interests of, a Permitted Business, (2) make a capital expenditure in a Permitted Business or (3) acquire other long-term assets that are used or useful in a Permitted Business. If any Net Asset Sale Proceeds other than the Applicable Asset Sale Percentage thereof is not paid to other Senior Lenders pursuant to provisions requiring the mandatory prepayment, or mandatory offer to repurchase or redeem, Indebtedness owed to such Senior Lenders, then (unless such proceeds are reinvested in accordance with the proviso in the immediately preceding sentence) the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to the Remaining Asset Sale Proceeds no later than the third Business Day following the date on which it is determined that the Borrower or any of its Subsidiaries is not required to prepay, purchase or redeem any portion of the Indebtedness held by such Senior Lenders with such Net Asset Sale Proceeds.

(ii) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries, of any Net Loss Proceeds (other than the Net Loss Proceeds arising from any Borrowing Base Collateral (as defined in the 2012 Credit Agreement) subject to any Casualty Event that are required to be used to prepay the obligations under the 2012 Credit Agreement and are so prepaid), the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to such Net Loss Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Loss Proceeds within 365 days of receipt thereof in long-term assets that are used or useful in a Permitted Business, which investment may include the repair, restoration or replacement of the assets subject to such Casualty Event.

(iii) Issuance of Equity Securities. No later than the first Business Day following the date of receipt by the Borrower of any Net Cash Proceeds from any capital contribution or issuance of Equity Interests of the Borrower, the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to 100% of such Net Equity Proceeds.

(iv) Issuance of Debt. No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than (A) prior to April 15, 2014, (1) Indebtedness consisting of borrowings of revolving loans under the commitments therefor under the 2012 Credit Agreement as in effect on the date hereof, (2) Indebtedness consisting of borrowings pursuant to any increased revolving credit or term loan commitments under the 2012 Credit Agreement up to $50,000,000 in the aggregate, (3) Indebtedness of the types described in clauses (a)(i), (b), (c)(i) and (h) of Section 7.03 below, and (4) Indebtedness incurred to refinance in full the aggregate principal amount of the Loans outstanding hereunder, and (B) thereafter, any Indebtedness permitted to be incurred pursuant to Section 7.03 (other than Section 7.03(c)(ii)), the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v) Disbursements from Escrow Account. No later than the first Business Day following receipt by the Borrower or any of its Subsidiaries of any proceeds of the Escrow Account, the Borrower shall prepay the Loans as set forth in Section 2.05(b)(viii) below in an aggregate amount equal to 100% of such proceeds.

(vi) Failure to consummate the Acquisition. If the Acquisition Closing Date has not occurred and the Acquisition has not been consummated in accordance with the Acquisition Documents (without any changes, modifications or supplements to the forms of such documents delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(a)(xii) hereof, unless the Administrative Agent, in its sole discretion, has provided its prior written consent thereto) on or prior to 5:00 p.m. (New York City time) on April 23, 2013, then on April 24, 2013 the Borrower shall immediately prepay the Loans and all other outstanding Obligations as set forth in Section 2.05(b)(viii).

(vii) Concurrently with any prepayment of the Loans pursuant to the foregoing Sections 2.05(b)(i) through 2.05(b)(v), the Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess.

(viii) Each prepayment of the outstanding Loans pursuant to this Section 2.05(b) shall be applied to the Loans on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(c) In the event that all or any portion of the Loans are repaid (other than on the Maturity Date or pursuant to Section 2.05(b)(vi)) for any reason (whether pursuant to Section 2.05(a) or subsections (i) through (v) of Section 2.05(b) or following an acceleration of the maturity of the Loans pursuant to Section 8.02), such repayments will be made at (i) 100.0% of the amount repaid if such repayment occurs at any time prior to June 30, 2013, (ii) 101.0% of the amount repaid if such repayment occurs at any time on or after June 30, 2013 but prior to September 30, 2013, (iii) 102.0% of the amount repaid if such repayment occurs at any time on or after September 30, 2013 but prior to April 30, 2014, (iv) the Make-Whole Amount in respect of the amount repaid if such repayment occurs at any time on or after April 30, 2014 but prior to April 1, 2016, (v) an amount equal to the product of (i) (A) 100% plus (B) 50% of the Applicable Rate in effect on such date, expressed as a percentage, times (ii) the amount repaid, if such repayment occurs at any time on or after April 1, 2016 but prior to April 1, 2017, and (vi) 100.0% of the amount repaid if such repayment occurs at any time on or after April 1, 2017.

Section 2.06 Termination of Commitments. The Aggregate Commitments shall be automatically and permanently reduced to zero after giving effect to the Borrowing on the Closing Date.

Section 2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans (whether or not overdue) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) Duration Fee. The Borrower shall pay to each Lender party to this Agreement as a Lender on June 30, 2013, as fee compensation for such Lender’s Loan, a duration fee in an amount equal to 1.00% of the aggregate principal amount of such Lender’s Loan outstanding on such date, payable to such Lender on such date. Such duration fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt. (a) The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount, and maturity of its Loan and payments with respect thereto.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments in respect of the principal amount of any Loan (including at maturity) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. on any date shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make its Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the

Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below. For purposes of this Section 3.01, the term applicable Laws includes FATCA.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (A) the Administrative Agent, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent pursuant to subsection (e) and (B) the Borrower and the Administrative Agent against any Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel) attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower, as relevant, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction to be completed by the Borrower, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or time reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the

Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 [Intentionally Omitted.]

Section 3.03 [Intentionally Omitted.]

Section 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by (or imposed on or with respect to amounts payable to or for the account of) such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company,

if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 [Intentionally Omitted.]

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then, at the request of Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO THE BORROWING

Section 4.01 Conditions Precedent to the Borrowing. The obligation of each Lender to make its Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications from the appropriate governmental officials as the Administrative Agent may reasonably require, dated as of a recent date before the Closing Date, to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business, in each case, in its jurisdiction of organization or formation, as applicable, and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit F-1;

(vi) a favorable opinion of J. Edward Menger, deputy general counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit F-2;

(vii) (A) a certificate of a Responsible Officer of the Borrower certifying that, as of the Closing Date, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Borrower or any of its Subsidiaries (prior to giving effect to the Acquisition) in connection with the execution, delivery or performance by, or the validity or enforceability against, any Loan Party of this Agreement or any of the other Loan Documents to which such Loan Party is a party, except (1) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (which, with respect to any such consents from a Governmental Authority required pursuant to this clause (1) are attached as an exhibit to such certificate), (2) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (3) for matters that may be required after the Closing Date in the ordinary course of conducting the business of the Borrower or any Subsidiary thereof, and

(B) a certificate of a Responsible Officer of the Borrower certifying that, as of the Acquisition Closing Date and the consummation of the Acquisition, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person will be required to be obtained by the Borrower or any of its Subsidiaries (prior to giving effect to the Acquisition) in connection with the consummation of the Acquisition by the Purchasers, except (1) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (which, with respect to any such consents from a Governmental Authority required pursuant to this clause (1) are attached as an exhibit to such certificate), (2) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (3) for matters that may be required after the Acquisition Closing Date and the consummation of the Acquisition in the ordinary course of conducting the business of the Borrower or any Subsidiary thereof;

(viii) (A) a certificate signed by a Responsible Officer of the Borrower certifying that, as of the Closing Date, the conditions specified in Sections 4.01(b) and (c) have been satisfied, and

(B) a certificate signed by a Responsible Officer of the Borrower certifying that, as of the Acquisition Closing Date and the consummation of the

Acquisition, (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (B) no Default shall exist, or would result from the application of the proceeds of the Borrowing, and (C) there has been no event or circumstance since December 31, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) copies of (A) the Audited Financial Statements and (B) the unaudited consolidated balance sheet of Target Holdco and its Subsidiaries for the fiscal year ended on December 31, 2012, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Target Holdco and its Subsidiaries, accompanied by a certificate of a Responsible Officer of the Borrower;

(x) the projections of the revenues, expenses, and cash flows of the Borrower, after giving effect to the Acquisition, and prepared on a quarterly basis for each fiscal year ending on December 31, 2013, December 31, 2014 and December 31, 2015 (the “Initial Projections”), all in form and substance satisfactory to the Administrative Agent; it being understood that those projections (A) set forth in the “Discussion Materials for: Panther Board of Directors regarding Project Bell” dated March 27, 2013 prepared by the Arranger or one of its Affiliates and (2) expressly referred to therein as describing the “Panther Case” shall constitute the Initial Projections;

(xi) a solvency certificate from the Borrower, certifying that, as of the Acquisition Closing Date, each of the Borrower and each Loan Party that is a Material Subsidiary is, and after giving effect to the consummation of the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be, Solvent;

(xii) (A) a certificate signed by a Responsible Officer of the Borrower certifying that attached thereto are (1) final, execution versions of the Purchase Agreement and the other Acquisition Documents and (2) current drafts of the Acquisition-Related Agreements;

(B) a certificate signed by a Responsible Officer of the Borrower certifying that, as of the Acquisition Closing Date and the consummation of the Acquisition, (1) all conditions precedent to the consummation of the Acquisition set forth in the Purchase Agreement have been duly satisfied or, with the consent of Administrative Agent and Arranger (such consent not to be unreasonably withheld or delayed), waived, and (2) the Acquisition has been consummated in accordance with the terms of the Acquisition Documents in the form delivered pursuant to clause (xii)(A) above (without any changes, modifications or supplements thereto, unless the Administrative Agent, in its sole discretion, has provided its prior written consent to such changes, modifications or supplements) and the Acquisition-Related Documents;

(xiii) a final, execution version of the Deed of Release, which shall document the release of all liabilities and obligations (present or future, actual or contingent and whether incurred solely or jointly) of any kind (including, without limitation, as principal debtor or as a result of being a guarantor or surety or arising by way of indemnity, contribution or subrogation) directly or indirectly arising under or in respect of the documents evidencing Existing Target Indebtedness and, for the avoidance of doubt, all Liens securing the Existing Target Indebtedness;

(xiv) a duly executed letter of direction from the Borrower addressed to Administrative Agent, on behalf of itself and the Lenders, directing the disbursement of the proceeds of the Loans made on the Closing Date;

(xv) a duly executed letter of direction from the Borrower addressed to Baker Botts L.L.P., directing the disbursement of the proceeds of the Loans under the circumstance contemplated by Section 2.05(b)(vi) hereof; and

(xvi) all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b) The representations and warranties of the Borrower and each other Loan Party in Sections 5.01, 5.02 (other than with respect to clause (c) thereof), 5.03 (other than with respect to clause (c) thereof), 5.05 (other than with respect to clause (b) thereof), 5.10, 5.13, 5.15, 5.19, 5.21(a) and 5.22 (other than with respect to the Target Subsidiaries) hereof shall be true and correct in all material respects on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) No Default shall exist, or would result from the Borrowing, on the Closing Date.

(d) The Administrative Agent shall have received a Committed Loan Notice in respect of the Borrowing in accordance with the requirements hereof.

(e) The Administrative Agent, Lenders and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including all such reasonable fees, charges and disbursements of counsel to the Administrative Agent, paid directly to such counsel if requested by the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document (a draft of which such Lender has reviewed) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, (A) with respect to the representations and warranties set forth in Sections 5.01, 5.02 (other than with respect to clause (c) thereof), 5.03 (other than with respect to clause (c) thereof), 5.05 (other than with respect to clause (b) thereof), 5.10, 5.13, 5.15, 5.19, 5.21(a) and 5.22 (other than with respect to the Target Subsidiaries), as of the Closing Date, and (B) with respect to all representations and warranties contained in this Article V, as of the Acquisition Closing Date after giving effect to the Acquisition, the application of the proceeds of the Borrowing hereunder and all related transactions occurring on such date, as follows:

Section 5.01 Existence; Compliance with Law. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Borrowing on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Borrower or any of its Subsidiaries (prior to giving effect to the Acquisition) in connection with (a) the Borrowing hereunder, (b) the execution, delivery or performance by, or the validity or enforceability against, any Loan Party of this Agreement or any of the other Loan Documents to which such Loan Party is a party, (c) the consummation of the Acquisition by the Purchasers, or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) for matters that may be required after the Closing Date in the ordinary course of conducting the business of the Borrower or any Subsidiary thereof. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan

Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.03 No Legal Bar.

(a) The execution, delivery and performance of this Agreement and the other Loan Documents, the Borrowing hereunder and the use of the proceeds thereof will not violate (i) the Organizational Documents of any Loan Party, (ii) any Law of the United States, state or federal, or of any Governmental Authority thereof or (iii) in any material respect, any other material Law.

(b) The execution, delivery and performance of this Agreement and the other Loan Documents, the Borrowing hereunder and the use of the proceeds thereof will not violate any material Contractual Obligation of the Borrower or any of its Subsidiaries (other than the Target Subsidiaries), including, without limitation, arising under the 2012 Credit Agreement or any of the Indentures, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

(c) To the Knowledge of the Borrower, the execution, delivery and performance of this Agreement and the other Loan Documents, the Borrowing hereunder and the use of the proceeds thereof will not violate any material Contractual Obligation of the Target Subsidiaries.

(d) No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 No Material Litigation. No litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that (a) purports to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.04, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements of the Borrower and its Subsidiaries reported on by and accompanied by an unqualified report from an independent certified public accounting firm of national reputation, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2012, the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

(b) The Borrower has no Knowledge that the unaudited consolidated balance sheet of Target Holdco and its Subsidiaries at December 31, 2012, and the related unaudited consolidated statements of income and cash flows for the fiscal year then ended, fail to present fairly in all material respects the consolidated financial condition of Target Holdco and its

Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended (subject to the absence of footnotes and normal year-end audit adjustments).

(c) The Audited Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the applicable accounting firm and disclosed therein). As of the Closing Date, the Borrower and its Subsidiaries, immediately prior to giving effect to the Borrowing and the consummation of the Acquisition, do not have any material Guarantees, contingent liabilities and liabilities for taxes (except for any such tax liabilities of Borrower and its Subsidiaries to taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole) or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements described in subsection (a) of this Section. During the period from December 31, 2012 through the Closing Date, there has been no Disposition by the Borrower or any of its Subsidiaries (other than by any Target Subsidiary) of any material part of its business or Property, except as described in Schedule 5.05.

(d) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The Projections which have been furnished to the Administrative Agent and/or the Lenders have been prepared in good faith based upon assumptions that were believed by the management of the Borrower to be reasonable at the time such Projections were prepared, it being understood and agreed by the Lenders that such Projections are as to future events and are not to be viewed as facts, that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given by the Borrower that any of such Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.

Section 5.06 No Default. (a) Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any of its Contractual Obligations in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.07 Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except Liens permitted by Section 7.01.

Section 5.08 Intellectual Property. Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person in any material respect.

Section 5.09 Taxes. (a) Each of the Borrower and each of its Subsidiaries (other than the Target Subsidiaries) has filed or caused to be filed all material Federal, state and other tax returns and reports that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), and no tax Lien has been filed (except as permitted by Section 7.01(a)), and, to the Knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole). Neither the Borrower nor any Subsidiary (other than any Target Subsidiary) thereof is party to any tax sharing agreement.

(b) To the Knowledge of the Borrower, each of the Target Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns and reports that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any such taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties or financial condition of the Target Subsidiaries taken as a whole), and, to the Knowledge of the Borrower, no tax Lien has been filed (except as permitted by Section 7.01(a)); and, to the Knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties or financial condition of the Target Subsidiaries taken as a whole). To the Knowledge of the Borrower, no Target Subsidiary is party to any tax sharing agreement.

Section 5.10 Federal Regulations. No part of the proceeds of any Loans will be used in violation of Regulation U issued by the FRB as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the FRB. Neither the

Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as defined in Regulation U).

Section 5.11 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the Knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

Section 5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the Knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent such event could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), each Foreign Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement, except where such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

Section 5.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 5.14 constitute all of the Subsidiaries of the Borrower at the Closing Date. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation and, in the case of each Loan Party, the U.S. taxpayer identification number of each such Subsidiary and, as to each, the percentage of each class of Equity Interest owned by each Loan Party. As of the Closing Date, the Borrower has no Investments in the Equity Interests of any other corporation or entity other than those specifically disclosed in Schedule 5.14. Schedule 5.14 identifies as of the Closing Date each Material Subsidiary, Immaterial Subsidiary, Project Finance Subsidiary and Excluded Subsidiary.

(b) All of the outstanding Equity Interests in the Subsidiaries listed on Schedule 5.14 (other than Equity Interests in any Target Subsidiary) have been validly issued, and fully paid and non-assessable. To the Knowledge of the Borrower, all of the outstanding Equity Interests in each Target Subsidiary listed on Schedule 5.14 have been validly issued, and fully paid and non-assessable, except as identified on Schedule 5.14.

(c) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Equity Interests granted to employees and/or directors) of any nature relating to any Equity Interests of the Borrower or any Subsidiary (other than any Target Subsidiary), except as disclosed on Schedule 5.14. To the Knowledge of the Borrower, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Equity Interests granted to employees and/or directors) of any nature relating to any Equity Interests of any Target Subsidiary, except as disclosed on Schedule 5.14.

Section 5.15 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (a) to finance the consummation of the Acquisition and the Post-Completion Acquisitions, (b) to repay intercompany payables owed by ITS Ltd. to Target Holdco evidenced by the Purchase Agreement and the Intra-Group Sales Agreement, (c) to establish the Escrow Account in accordance with the Purchase Agreement in an aggregate amount not to exceed the Escrow Sum, and (d) to repay the Existing Target Indebtedness, in each case in accordance with Section 5.03(a) hereof.

Section 5.16 Environmental Matters. Other than as set forth on Schedule 5.16 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the Knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the Knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the ordinary course of business.

Section 5.17 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which made; provided that with respect to the Projections, the Borrower only makes the representation and warranty set forth in Section 5.05(e).

Section 5.18 Purchase Agreement.

(a) The Borrower has delivered to the Administrative Agent and the Syndication Agent complete and correct copies of the Acquisition Documents and the Acquisition-Related Documents as of the Acquisition Closing Date. The Purchase Agreement sets forth all material terms of the Acquisition.

(b) On the Acquisition Closing Date, (i) all conditions precedent to the Acquisition set forth in the Purchase Agreement have been duly satisfied or, with the consent of the Administrative Agent and Arranger (such consent not to be unreasonably withheld or delayed), waived, and (ii) the Acquisition has been consummated in accordance with the terms of the Acquisition Documents (without any changes, modifications or supplements to the form thereof delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(a)(xii) hereof, unless the Administrative Agent, in its sole discretion, has provided its prior written consent thereto) and the Acquisition-Related Documents and all applicable material Laws in all material respects.

(c) The Purchasers have dealt with the Administrators in good faith and for value. To the Borrower’s Knowledge, the Administrators have been validly appointed. To the Borrower’s Knowledge, the Equity Interests of each of the Target Subsidiaries, the Purchased Assets and the Deferred Assets are being sold free and clear of all Liens, except as disclosed in the Purchase Agreement with respect to the Deferred Assets and except for Liens permitted under Section 7.02(aa).

Section 5.19 Solvency. Each of the Borrower and each Loan Party that is a Material Subsidiary is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be, Solvent.

Section 5.20 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks.

Section 5.21 Sanctions. (a) Except as described on Schedule 5.21 and except as disclosed to OFAC by, and discussed in SEC reports submitted by, any Loan Party, no Loan Party or any of its Subsidiaries (prior to giving effect to the Acquisition), nor, to the Knowledge of any Loan Party, any Related Party thereof (prior to giving effect to the Acquisition), (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with or provided any funds or economic resources to any Person who is now or was at the relevant time the subject of Sanctions in violation of Sanctions, (iv) is or will be engaged in any transaction with any Person or who is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (v) is or has been (within the previous five years) engaged in any transaction, including any transaction with any Person who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, will be or has been used, directly or indirectly, to lend, contribute or provide to or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of Sanctions.

(b) Except as described on Schedule 5.21 and except as disclosed to OFAC by, and discussed in SEC reports submitted by, any Loan Party, no Target Subsidiary nor, to the Knowledge of the Borrower, any Related Party thereof, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or, to the Knowledge of the Borrower, has been (within the previous five years), engaged in any transaction with or provided any funds or economic resources to any Person who is now or was at the relevant time the subject of Sanctions in violation of Sanctions, (iv) is or will be engaged in any transaction with any Person or who is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (v) is or, to the Knowledge of the Borrower, has been (within the previous five years), engaged in any transaction, including any transaction with any Person who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions.

Section 5.22 USA PATRIOT Act; FCPA; UK Bribery Act. Except as described on Schedule 5.22, and to the extent applicable, each Loan Party, each of its Subsidiaries (other than the Target Subsidiaries) and, to the Knowledge of any Loan Party, each Target Subsidiary and each Related Party of each of the foregoing (i) is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act and the FCPA, and (ii) has not committed any offence under the UK Bribery Act 2010. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to (x) any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States

Foreign Corrupt Practices Act of 1977, as amended, or (y) any person intending to (A) induce or reward the improper performance by any person of a relevant function or activity, or (B) influence a foreign public official in their official capacity intending to obtain or retain business or an advantage in the conduct of business in circumstances where the foreign public official is neither permitted nor required by the written law applicable to the foreign public official to be influenced, such terms to be interpreted in accordance with the UK Bribery Act 2010.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (except contingent indemnification obligations for which, at any time of determination, no claim has been asserted), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary (other than any Immaterial Subsidiary) to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2013), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2013), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) and (b) above at the times specified therein.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), or, in the case of clause (f), to the relevant Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.01, a Compliance Certificate;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, and together with the Initial Projections, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections comply with the representations set forth in Section 5.05(e);

(d) (i) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Indentures and (ii) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to (A) the 2012 Credit Agreement or (B) the Purchase Agreement;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) upon the request of the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and (ii) (1) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03 Notices. Promptly notify the Administrative Agent (which shall promptly furnish such notice to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $10,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 10 days after the Borrower knows or has reason to know of the occurrence of any ERISA Event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises useful and necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of the foregoing clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall reasonably request as proof of such insurance.

Section 6.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit any Lender (accompanied by any other Lender that so elects) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (it being understood that all such notices shall be given through the Administrative Agent and shall be coordinated with any other such notices to the extent reasonably possible), in each case no more often than twice in any calendar year in the aggregate for all Lenders unless an Event of Default shall have occurred and be continuing.

Section 6.07 Environmental Laws. Comply in all respects with, and take all reasonable action to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and take all reasonable action to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures to so comply or maintain could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.08 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all other lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, where non-payment thereof could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.09 Additional Guarantees. With respect to (a) any new Material Subsidiary (other than an Excluded Subsidiary or a Project Finance Subsidiary (unless such Subsidiary becomes a Subsidiary Guarantor pursuant to Section 7.06(j)) created or acquired by the Borrower or any of the Subsidiary Guarantors after the Closing Date or otherwise qualifying as a Material Subsidiary after the Closing Date (which, for the purposes of this paragraph, shall include any existing Material Subsidiary that ceases to be an Excluded Subsidiary and any existing Domestic Subsidiary that ceases to be an Immaterial Subsidiary), and (b) any Subsidiary which guarantees any Indebtedness or other obligations under the Senior Notes Indenture, the Senior Notes or the 2012 Credit Agreement, promptly (i) cause such Subsidiary to become a party to the Subsidiary Guaranty, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions with respect to such Subsidiary and its joinder to the Subsidiary Guaranty and such other matters reasonably requested by the Administrative Agent, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 6.10 [Intentionally Omitted.]

Section 6.11 [Intentionally Omitted.]

Section 6.12 [Intentionally Omitted.]

Section 6.13 Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent written notice promptly, and in any event within five (5) Business Days of the occurrence, of any Casualty Event reasonably expected by the Borrower to result in Net Loss Proceeds in excess of $5,000,000 and (b) other than any Net Loss Proceeds arising from any Borrowing Base Collateral (as defined in the 2012 Credit Agreement) subject to any Casualty Event that are required to be used to prepay the obligations under the 2012 Credit Agreement and are so prepaid, will ensure that the Net Loss Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with Section 2.05(b)(ii) hereof.

Section 6.14 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 6.15 Post-Closing Matters.

(a) Deliver, or cause to be delivered, to the Administrative Agent, the balance sheet and the related statements of earnings and cash flows of the Borrower and its Subsidiaries as at the end of (i) the fiscal year ending December 31, 2012 and (ii) each of the most recently completed interim periods for which financial statements have been filed with the SEC on or prior to the date on which the Acquisition is consummated, in each case, prepared on a pro forma basis and after giving effect to the Acquisition, within five days after the same are required to be filed with the SEC.

(b) On the Acquisition Closing Date, deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that (i) attached thereto are executed copies of the Acquisition Documents and the Acquisition-Related Documents and (ii) such Acquisition Documents were duly executed by the parties thereto in the forms delivered to the Administrative Agent and the Arranger prior to the Closing Date, without any changes, modifications or supplements thereto, unless the Administrative Agent, in its sole discretion, has provided its prior written consent to such changes, modifications or supplements.

(c) On or prior to the date that is 30 days following the Acquisition Closing Date (which such date may be extended by the Administrative Agent in its sole discretion), deliver, or cause to be delivered, to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, that any local law Lien releases, Lien filing terminations or similar documentation, as and to the extent applicable in each relevant jurisdiction, necessary to discharge and release any Liens securing the Existing Target Indebtedness on or against the Purchased Assets and the Equity Interests of the Target Subsidiaries acquired on the Acquisition Closing Date have been recorded, registered, obtained or otherwise become effective.

(d) On or prior to the Long Stop Date, but in any event, no later than 30 days following the consummation of the Post-Completion Acquisitions (which such date may be extended by the Administrative Agent in its sole discretion), deliver, or cause to be delivered, to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, that any local law Lien releases, Lien filing terminations or similar documentation, as and to the extent applicable in each relevant jurisdiction, necessary to discharge and release any Liens securing the Existing Target Indebtedness on or against any Deferred Assets acquired pursuant to any Post-Completion Acquisition have been recorded, registered, obtained or otherwise become effective.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (except contingent indemnification obligations for which, at any time of determination, no claim has been asserted), the Borrower shall not, nor shall it permit any Subsidiary (other than any Immaterial Subsidiary) to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) Landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, laborers’, seamen’s, preferred maritime and materialmen’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the payment or performance of bids, tenders, government contracts, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds, insurance obligations and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.01(f), securing Indebtedness permitted by Section 7.03(d), provided that no such Lien is spread to cover any additional Property after the Closing Date other than all or part of the same property or assets (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.03(c) incurred for the purpose of financing all or any part of the acquisition purchase price or cost of construction, design, repair, replacement, installation, or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary (whether through the direct purchase of such assets or the Equity Interests of the Person owning such assets (but no other material assets)), provided that (i) such Liens shall be created prior to or within 120 days after such acquisition, construction or other event, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof) and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens securing the Indebtedness under the 2012 Credit Agreement and the other Obligations (as defined in the 2012 Credit Agreement) thereunder to the extent such Indebtedness and other Obligations are permitted by Section 7.03(a)(ii);

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens not otherwise permitted by this Section 7.01 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $20,000,000 at any one time;

(k) judgment Liens not giving rise to an Event of Default under Section 8.01(h) so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l) Liens upon specific items of inventory or other goods of the Borrower or any Subsidiary securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(n) Liens on assets of Excluded Subsidiaries to secure Indebtedness and related obligations of such Excluded Subsidiary; provided that the Indebtedness is permitted by the terms of Section 7.03(c), (d), (f) or (g) of this Agreement to be incurred by such Excluded Subsidiary;

(o) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower or otherwise becomes a Subsidiary of the Borrower (other than the Target Subsidiaries); provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Subsidiary of the Borrower and do not extend to any assets other than those of such Person;

(p) Liens on Property existing at the time of acquisition of the Property by the Borrower or any Subsidiary of the Borrower (other than Property of the Target Subsidiaries); provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof);

(q) Liens securing Refinancing Debt incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions and related general intangibles in respect thereof) that secured the Indebtedness being refinanced;

(r) Liens that secure Non-Recourse Debt that encumber the Property financed by such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof);

(s) Liens on the assets of any Project Finance Subsidiary;

(t) Liens on and pledges of the Equity Interests of any joint venture or Project Finance Subsidiary owned by the Borrower or any Subsidiary of the Borrower to the extent securing Indebtedness or other obligations of such joint venture or Project Finance Subsidiary;

(u) Liens arising from the deposit of funds or securities in trust for the purpose of defeasing Indebtedness;

(v) Liens permitted under the “Mortgages” (as defined in the 2012 Credit Agreement);

(w) Liens on Property or assets under construction (and related rights) in favor of the contractor or developer;

(x) Liens arising under the Senior Notes Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(y) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(z) maritime liens for crew wages or for salvage and general average and similar liens, each of which is in respect of obligations that are not delinquent for a period of more than 30 days or are being contested in good faith by appropriate proceedings; and

(aa) Liens on Property or assets of any Target Subsidiary existing at the time of the Acquisition (other than any Liens securing Existing Target Indebtedness); provided that such Liens (i) were in existence prior to the contemplation of the Acquisition, (ii) do not secure amounts in excess of $3,000,000 in the aggregate, and (iii) do not extend to any Property or assets other than such Property or assets (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof).

Section 7.02 [Intentionally Omitted.]

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of any Loan Party pursuant to any Loan Document and (ii) Indebtedness under the 2012 Credit Agreement and the other Obligations (as defined in the 2012 Credit Agreement) threunder, provided that the aggregate principal amount of such Indebtedness arising under the 2012 Credit Agreement does not exceed the sum of (A) $130,000,000 plus (B) the amount of (1) any increases to the aggregate amount of the commitments under the revolving credit facility effected from time to time pursuant to Section 2.14 of the 2012 Credit Agreement as in effect on the date hereof and/or (2) any increases to the aggregate amount of the term loan facility effected from time to time pursuant to Section 2.15 of the 2012 Credit Agreement as in effect on the date hereof, so long as the aggregate principal amount of all such increases described in the foregoing clauses (1) and (2) do not exceed $50,000,000 in the aggregate;

(b) Indebtedness (i) of the Borrower to any Subsidiary (other than an Excluded Subsidiary or a Project Finance Subsidiary) and of any Subsidiary Guarantor to the Borrower or any other Subsidiary (other than an Excluded Subsidiary or a Project Finance Subsidiary) and (ii) of any Subsidiary to any Loan Party or other Subsidiary;

(c) Indebtedness (including, without limitation, in respect of Capitalized Leases and Synthetic Lease Obligations) secured by Liens permitted by Section 7.01(g), (i) of the Borrower or any of its Subsidiaries (excluding Foreign Subsidiaries and Project Finance Subsidiaries) in an aggregate principal amount not to exceed the greater of $50,000,000 and 5.00% of Consolidated Tangible Assets at any one time outstanding and (ii) of any Foreign Subsidiaries (excluding Project Finance Subsidiaries), in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; provided that, with respect to this clause (ii), (A) as of the date of incurrence of such Indebtedness and immediately after giving effect thereto, the Consolidated Leverage Ratio calculated for the four consecutive fiscal periods most recently ended would not exceed 3.00:1.00, and (B) the Net Cash Proceeds of such Indebtedness shall be applied as required by Section 2.05(b);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(d);

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness permitted under this Section 7.03 (excluding (A) Guarantees of Indebtedness permitted under Section 7.03(h) and (i) and (B) Guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness permitted by Section 7.03(c)(ii));

(f) Indebtedness represented by agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets, or Equity Interests of the Borrower or any Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such Disposition;

(g) any Indebtedness (the “Refinancing Debt”) the Net Cash Proceeds of which are to be used (A) to redeem, refinance, replace, defease, discharge, refund, renew, extend or otherwise retire for value any Indebtedness referred to in clauses (a)(ii), (c) or (d) or any Loans or Refinancing Debt incurred pursuant to this Section 7.03(g), without any shortening of the maturity of any principal amount of the Indebtedness refinanced (the “Refinanced Indebtedness”) or (B) to pay premiums, fees or expenses payable in connection with any such refinancing, refunding, renewal or extension. The proceeds of the Refinancing Debt shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, renew, extend, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness;

(h) Non-Recourse Debt;

(i) Project Financing incurred by Project Finance Subsidiaries;

(j) Subordinated Debt, provided that, as of the date of incurrence of such Indebtedness and immediately after giving effect thereto, the Consolidated Leverage Ratio calculated for the four consecutive fiscal periods most recently ended would not exceed 3.00:1.00;

(k) Convertible Debt, provided that, as of the date of incurrence of such Indebtedness and immediately after giving effect thereto, the Consolidated Leverage Ratio calculated for the four consecutive fiscal periods most recently ended would not exceed 3.00:1.00;

(l) Indebtedness outstanding on the date hereof in an aggregate amount not exceeding $3,000,000 and secured by Liens permitted by Section 7.03(aa); and

(m) Indebtedness outstanding under intercompany payables evidenced by the Purchase Agreement and the Intra-Group Sales Agreement from and after the Closing Date through the Long Stop Date for an aggregate amount not to exceed that portion of the Escrow Sum remaining in the Escrow Account.

Section 7.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving Person or (ii) simultaneously with such transaction, the continuing or surviving Person shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.09 in connection therewith);

(b) any Subsidiary may merge with any other Subsidiary (or any Person that becomes a Subsidiary contemporaneously with such merger) so long as, in the case of any merger involving a Subsidiary Guarantor, the surviving Person shall be (or shall contemporaneously become) a Subsidiary Guarantor and such merger could not reasonably be expected to have a material adverse effect on the business, assets, property or financial condition of the surviving Subsidiary;

(c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary (so long as, in the case of any such Disposition by a Subsidiary Guarantor, the Subsidiary to whom such assets are disposed of is a Subsidiary Guarantor) and may be dissolved following such Disposition;

(d) any Excluded Subsidiary or Immaterial Subsidiary may Dispose of any or all of its assets and may be dissolved following such Disposition;

(e) the Equity Interests of any Excluded Subsidiary or Immaterial Subsidiary may be Disposed of or issued to any other Person; and

(f) the Borrower and any Subsidiary may merge or consolidate with any other Person (other than the Borrower or any Subsidiary) provided that, with respect to each merger or consolidation made pursuant to this Section 7.04(f):

(i) no Default exists and the merger or consolidation could not reasonably be expected to cause a Default;

(ii) the merger or consolidation is not hostile;

(iii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iv) the requirements of Section 6.09 are satisfied;

(v) the Borrower or such Subsidiary shall be the survivor; and

(vi) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such merger or consolidation is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.04(f) have been satisfied or will be satisfied on or prior to the date on which such merger or consolidation is consummated;

provided, further, that, for avoidance of doubt, any such merger or consolidation that would result in a Change of Control shall cause a Default under Section 8.01(k).

Section 7.05 Disposition of Property. Dispose of all or any part of its business, assets or Property of any kind whatsoever, whether now owned or hereafter acquired, in one transaction or a series of transactions, which in each case constitutes an Asset Sale, or issue or Dispose of any Equity Interest of any Person that directly or indirectly owns any of the foregoing, except:

(a) Dispositions permitted by Section 7.04;

(b) the Disposition of obsolete or worn out property, or property that is no longer used or useful in such Person’s business, in the ordinary course of business;

(c) the Disposition of inventory or other assets in the ordinary course of business or consistent with past practice;

(d) Dispositions of cash or Cash Equivalents;

(e) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor;

(f) transfers of assets between or among (i) the Borrower and the Subsidiary Guarantors and (ii) the Loan Parties and non-Loan Party Subsidiaries so long as any such non-Loan Party Subsidiary becomes a Subsidiary Guarantor contemporaneously with any such transfer;

(g) any Dispositions constituted by the granting of Liens permitted by Section 7.01;

(h) any lease of drill pipe by Quail Tools to a customer located outside of the United States and any subsequent sale to such customer of any such drill pipe;

(i) any sale by the Borrower or any Subsidiary to its customers of drill pipe, tools, and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice;

(j) Dispositions of Property described on Schedule 7.05(j); and

(k) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) are less than $150,000,000 in the aggregate during the term of this Agreement; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.05(b)(i).

Section 7.06 Restricted Payments. (i) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests or (ii) make any Investment in Project Finance Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the holders of its Equity Interests on a pro rata basis, or a more favorable basis if made to any such holder which is a Loan Party or a Subsidiary of a Loan Party;

(b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c) the Borrower may make Restricted Payments in the form of Equity Interests (other than Disqualified Stock) in connection with (i) the conversion, redemption, or repurchase of the Convertible Debt, and in connection therewith may make payment in cash in lieu of fractional shares and (ii) the High Strikes Agreements;

(d) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower or any Subsidiary may repurchase, redeem, or otherwise acquire or retire any Equity Interests of the Borrower or any Subsidiary held by any existing or former director, officer or employee of the Borrower or any Subsidiary (or their transferees, estates or beneficiaries) pursuant to any employment agreement, equity subscription agreement, stock option agreement, or similar agreement, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 in any 12 month period;

(e) the Borrower may acquire Equity Interests in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(f) the Borrower may make any Restricted Payment in exchange for, or in an amount not to exceed the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock), or from the substantially concurrent contribution of common equity capital to the Borrower, with a sale and contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale or contribution; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (B) of Section 7.06(h)(iii)(B);

(g) the Borrower or any Subsidiary may make any defeasance, redemption, repurchase or other acquisition of Disqualified Stock of the Borrower or any Subsidiary in an amount not to exceed the net cash proceeds from a substantially concurrent incurrence of, or exchange for, Refinancing Debt; and

(h) on and after April 15, 2014, the Borrower may make Restricted Payments provided that:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently completed period of four consecutive fiscal quarters of the Borrower, have been permitted to incur at least $1.00 of additional Indebtedness while maintaining a Consolidated Interest Coverage Ratio of not less than 2.50:1.00 for such fiscal period; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Subsidiaries after April 15, 2014 pursuant to this Section 7.06(h) is less than, at the date of determination, the sum, without duplication, of

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from October 1, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds (or the fair market value of any Equity Interests of Persons or assets to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Borrower) received by the Borrower or its Subsidiaries since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests after the Closing Date of the Borrower (other than Disqualified Stock) or from the issue or sale after the Closing Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower or its Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), or received upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of the Borrower, plus

(C) the amount by which Indebtedness or Disqualified Stock of the Borrower or its Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness or Disqualified Stock of the Borrower or its Subsidiaries convertible into or exchangeable for Equity Interests of the Borrower (other than Disqualified Stock) (less the amount of cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange);

(i) on and after April 15, 2014, the Borrower may make the payment of any dividend or consummate any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(j) Investments in Project Finance Subsidiaries so long as any such Project Finance Subsidiary becomes a Subsidiary Guarantor prior to or simultaneously with any such Investment and remains a Subsidiary Guarantor thereafter;

(k) on and after April 15, 2014, Investments in Project Finance Subsidiaries not to exceed $25,000,000 outstanding in the aggregate for all such Investments on or after such date, it being understood that if such Project Finance Subsidiary repays such Investment in full in cash or if the Borrower shall sell such Project Finance Subsidiary in full for cash, such Investment will no longer be outstanding for purposes hereof to the extent of such cash received; and

(l) on and after April 15, 2014, other Restricted Payments not to exceed $35,000,000 in the aggregate after such date so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

Section 7.07 Modifications of Debt Instruments, etc. (a) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the 2012 Credit Agreement, the Convertible Debt, the Senior Notes or any Refinancing Debt to the extent that any such amendment, modification, waiver or other change would shorten the maturity or increase the amount of any scheduled amortization or other required payment of principal thereof, increase the rate or shorten the date for payment of interest thereon or make any covenant or other restriction applicable to the Borrower or any of its Subsidiaries materially more restrictive or (b) amend its Organization Documents, the Purchase Agreement or the Intra-Group Sale Agreement in any manner adverse to the Administrative Agent or the Lenders.

Section 7.08 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) the Borrower or any Subsidiary Guarantor or (ii) in the case of any Excluded Subsidiary, any other Excluded Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for transactions permitted by the following sentence. This Section 7.08 shall not apply to the following transactions: (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practices, (ii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower, (iii) sales of Equity Interests of the Borrower to Affiliates of the Borrower, (iv) any Restricted Payment otherwise permitted under Section 7.06 or any Investment, (v) indemnification agreements with, and payments made to, officers, directors, and employees of the Borrower or any Subsidiary pursuant to charter, bylaw, statutory, or contractual provisions, (vi) the performance of obligations of the Borrower or any Subsidiary under the terms of any agreement to which the Borrower or any Subsidiary is a party as of the date of this Agreement, and any amendments, modifications, supplements, extensions, or renewals of such agreements; provided that any such amendments, modifications, supplements, extensions, or renewals of such agreements are not materially more disadvantageous, taken as a whole, to the Administrative Agent and the Lenders than the terms of such agreements as in effect on the date of this Agreement, (vii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements or stock option or stock ownership plans approved by the board of directors of the Borrower, (viii) loans or advances to employees in the ordinary course of business and consistent with past practices, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time, (ix) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event), (x) any transaction in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the

Borrower or such Subsidiary from a financial point of view or that such transaction meets the requirements of the first sentence of this paragraph, (xi) dividends and distributions to the Borrower and its Subsidiaries by any Affiliate, (xii) (a) guarantees of performance by the Borrower and its Subsidiaries of Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness; (xiii) any transaction where the only consideration paid by the Borrower or Subsidiary is Equity Interests of the Borrower (other than Disqualified Stock); and (xiv) transactions between the Borrower or any Subsidiary and any Person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, and such director is the sole cause for such Person to be deemed an Affiliate of the Borrower or any Subsidiary; provided, however, that such director shall abstain from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Section 7.09 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 7.10 Use of Proceeds. Permit the proceeds of the Loans to be used for any purpose other than those specified in Section 5.15 hereof.

Section 7.11 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than Excluded Subsidiaries) to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary (it being understood that (i) the priority of any preferred equity in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or any Subsidiary to other Indebtedness incurred by the Borrower or any Subsidiary shall not be deemed a restriction on the ability to pay loans or advances), (b) make Investments in the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the 2012 Credit Agreement, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (iii) any restrictions imposed pursuant to agreements governing any purchase money Liens or Capitalized Leases or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective as to transfers of the assets financed thereby or securing such Indebtedness), (iv) customary non assignment provisions in any contract or lease entered into in the ordinary course of business and consistent with past practices, (v) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (vi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, provided that such provisions apply only to the assets subject to such agreements, (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Borrower and is not applicable to any Person, or the properties or assets of any Person, other than such Subsidiary or such Subsidiary’s properties and assets, and (vix) any instrument governing Indebtedness assumed in connection with any acquisition of any Person or asset and not incurred in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired.

Section 7.12 Lines of Business. Enter into any material business except for those businesses directly relating to the oil services industry in which the Borrower and its Subsidiaries have previously engaged or are engaged on the Closing Date or that are incidental or reasonably related thereto or that are a reasonable extension thereof, as determined in good faith by the Borrower or applicable Subsidiary.

Section 7.13 Swap Contracts. Enter into any Swap Contract other than Swap Contracts entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.04(a) (with respect to the Borrower only), Section 6.03(a), clauses (b), (c) and (d) of Section 6.15, or Article VII, or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.01 or Section 6.09 and such default shall continue unremedied for a period of 10 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above or (d) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower (which notice may be given by the Administrative Agent and will be given at the request of the Required Lenders) or (ii) a Responsible Officer of the Borrower or any Subsidiary Guarantor otherwise becoming aware of such default, or any “Event of Default” under any Loan Document (other than this Agreement) shall occur and continue to exist beyond any applicable grace period set forth in such Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, this clause (e) shall not apply to (i) voluntary prepayments and redemptions, (ii) the conversion of Convertible Debt or the payment thereof pursuant to clause (f) of the definition thereof, and (iii) any Non-Recourse Debt or Project Financing; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving, for the Borrower and its Subsidiaries taken as a whole, a liability (not paid or fully covered by independent third party insurance as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of the Threshold Amount, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal by the earlier of (i) the date which 60 days from the entry thereof and (ii) the date on which the relevant judgment creditor(s) has begun to enforce such judgment(s) or decree(s); or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies Upon Event of Default . If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including, without limitation, any premium applied to amounts repaid prior to the Maturity Date at the rates set forth in Section 2.05(c)) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (including, without limitation, any premium applied to amounts repaid prior to the Maturity Date at the rates set forth in Section 2.05(c)) shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds . After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III but excluding any principal and interest) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, any premium applied to amounts repaid prior to the Maturity Date, and other Obligations arising under the Loan Documents (other than Obligations constituting unpaid principal of the Loans), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority . Each of the Lenders hereby irrevocably appoints Goldman Sachs Bank USA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than the final sentence of Section 9.10, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender . The Person serving as the Administrative Agent or Syndication Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Syndication Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Syndication Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Syndication Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions . No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the term loan facility provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners” or “Arranger” or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding. The Administrative Agent is not authorized hereunder to credit bid any Obligation held by any Lender in any proceeding under any Debtor Relief Law without the prior consent of such Lender.

Section 9.10 Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (i) if such Person ceases to be a Subsidiary, (ii) in the case of each Subsidiary Guarantor that is a guarantor of obligations under any Indenture but would otherwise qualify as an “Excluded Subsidiary”, if such Person ceases to be a guarantor of the obligations under such Indenture so that such Person qualifies as an “Excluded Subsidiary”, (iii) if such Subsidiary Guarantor is designated and certified as an “Excluded

Subsidiary” in accordance with the requirements set forth in clause (e) of such definition after the date hereof, (iv) if such Subsidiary Guarantor ceases to be a Material Subsidiary as a result of a Disposition permitted by Section 7.05, or (v) in the case of each Subsidiary Guarantor that is a guarantor of obligations under the 2012 Credit Agreement but would otherwise qualify as an “Excluded Subsidiary”, if such Person ceases to be a guarantor of the obligations under the 2012 Credit Agreement so that such Person qualifies as an “Excluded Subsidiary”, in each case (with respect to the foregoing clauses (i), (ii), (iii) and (v)), as a result of a transaction permitted hereunder or otherwise in accordance with the terms hereof. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, (i) the Borrower shall notify the Administrative Agent and the Lenders in writing of any request for the release of any Subsidiary Guaranty, such writing to set forth in reasonable detail a description of such Subsidiary Guaranty requested to be released and (ii) the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(e)), without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including, without limitation, any prepayment premium required by Section 2.05(c)) or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change the definition of “Applicable Percentage”, Section 2.12(a), Section 2.12(f), Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder, without the written consent of each Lender;

(g) release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h) amend the last sentence of Section 9.09 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders (a “Non-Consenting Lender”), the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the term loan facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of

Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction (provided, that for the purposes of this clause (y), “Indemnitee” shall not include agents of, trustees of or advisors to any Agent or any Lender). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such other Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any other Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any other Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. On and after the Closing Date, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned;

(iii) Required Consents. No consent shall be required for (x) any assignment made by the Administrative Agent, the Syndication Agent or the Arranger in connection with the syndication of the Loans hereunder as, and to the extent, contemplated in the Engagement Letter and (y) any other assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy (or the equivalent thereof in electronic form) of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. On and after the Closing Date, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the other Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any other Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the other Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement (but not any Information) to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (except contingent indemnification obligations for which, at any time of determination, no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. Each Agent, the Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Borrower, for itself and on behalf of each of other Loan Party, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Loan Party, its stockholders or its affiliates, on the other. The Borrower, for itself and on behalf of each of other Loan Party, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. The Borrower, for itself and on behalf of each of other Loan Party, acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower, for itself and on behalf of each of other Loan Party, agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any

Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(Signature pages begin on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARKER DRILLING COMPANY

By:	/s/ W. Kirk Brassfield
Name:	W. Kirk Brassfield
Title:	Senior Vice President & Chief Financial Officer

S-1	-Signature Page to Term Loan Agreement-

GOLDMAN SACHS BANK USA, as Administrative Agent and Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

S-2	-Signature Page to Term Loan Agreement-